EXHIBIT (23)(a)










                  CONSENT OF INDEPENDENT ACCOUNTANTS


          We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-3 of our report dated January 19, 1996, which appears on page 35 of the 1995 Annual Report to Stockholders of International Business Machines Corporation, which is incorporated by reference in International Business Machines Corporation's Annual Report on Form 10-K for the year ended December 31, 1995. We also consent to the incorporation by reference of our report on the Financial Statement Schedule, which appears on page 8 of such Annual Report on Form 10-K and to the reference to us under the heading "Experts" in such Prospectus.


PRICE WATERHOUSE LLP



1177 Avenue of the Americas
New York, NY 10036
May 15, 1996








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